Exhibit (h)(2)

CHIEF COMPLIANCE OFFICER & TRUST PFO
SUPPORT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this day of December 3, 2025, by and among VegaShares ETF Trust (the “Fund” or “Funds”) and Fit Compliance, LLC (“Consultant”), a Virginia Limited Liability Company.

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Rule 38a-1 under the Investment Company Act of 1940, as amended, requires the Trust to: (i) establish a compliance program that is reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1); and (ii) designate an individual to serve as the Fund’s Chief Compliance Officer (the “CCO”), with overall responsibility for administering the Fund’s compliance program;

WHEREAS, the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules promulgated thereunder, require the Trust to maintain appropriate financial books and records, prepare periodic reports and financial statements for filing with the Securities and Exchange Commission (“SEC”), and designate an individual to serve as the Trust’s Principal Financial Officer (the “PFO”), with overall responsibility for overseeing the Trust’s financial reporting and related accounting matters;

WHEREAS, the Fund wishes to engage Consultant to provide certain compliance services and financial officer services, including the appointment of an individual to serve as the Fund’s Chief Compliance Officer (“CCO”) and Principal Financial Officer (“PFO”), on behalf of the Fund;

WHEREAS, each Fund is managed and/or advised by an investment adviser and/or sub-advisers (each, an “Adviser”; together, the “Advisers”) registered under the Investment Advisers Act of 1940, as amended;

NOW, THEREFORE, the Fund and the Consultant hereby agree as follows:

1. Compliance Services:

a.	Consultant shall name Mr. Soth Chin to serve as CCO of the Fund to assist the Fund in meeting its compliance obligations pursuant to Rule 38a-1.

b.	Consultant agrees to prepare for the Board, quarterly and annually, a written report to the Board which addresses at a minimum:

i.	the operation and effectiveness of the compliance policies and procedures of the Fund and each “Service Provider” to the Fund as defined in Rule 38a-1 since the date of the last Report to the Board;
ii.	any material changes to the compliance policies and procedures since the date of the last report;
iii.	any recommendations for material changes to the compliance policies and procedures as a result of the annual review;
iv.	any material compliance matters that have arisen since the date of the last report. For purposes of this Agreement, the term “Service Provider” shall include the following with respect to the Fund: each investment adviser and sub-adviser to a series of the Fund (the “Advisers”), fund administrator and fund accountant, transfer agent, custodian and principal underwriters.

The CCO will follow up on compliance issues raised by the Board at or before the next regularly scheduled Board meeting.

.	The Fund hereby appoints Consultant to perform the services outlined above, along with the additional services described in Exhibit A attached hereto, and any other services requested by the Board from time to time (the “Services”).

i.	Consultant accepts such appointment and agrees to render the Services for the compensation herein provided, subject to the direction and control of the Fund and its management and the Board. The duties of Consultant shall be confined to those expressly set forth herein, as deemed reasonably necessary by the Board, and no implied duties are assumed by or may be asserted against Consultant hereunder. Consultant will perform all Services: (a) that are required, in Consultant’s reasonable determination and upon prior notice to (and approval from) the Board, to adequately implement and maintain the compliance program in accordance with Rule 38a-1, or (b) as directed by the Board, or directed by a Service Provider and approved by the Board.

ii.	The Board shall direct each Service Provider to cooperate with Consultant and to provide Consultant with such information, documents and advice as necessary and/or appropriate or as requested by Consultant, in order to enable Consultant to perform its duties hereunder. In connection with its duties hereunder, Consultant shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to Consultant by an officer or trustee of the Fund or by any executive officer of the Service Providers. Consultant shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Consultant shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund or any Service Provider until receipt of written notice thereof. At the reasonable request of Consultant, the Fund and each of its Service Providers will certify periodically as to certain matters relating to compliance with applicable federal securities laws. The Fund agrees that successful completion of the Services described in this Agreement by Consultant will require the active participation and timely response by the Fund and the Service Providers to requests of Consultant.

iii.	Notwithstanding the appointment described herein, the Fund has and retains responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the 1940 Act, including Rule 38a-1 thereunder. Additionally, the Fund acknowledges and agrees that each Service Provider has and retains responsibility for its own compliance obligations under applicable laws.

iv.	The Fund acknowledges and agrees that, from time to time, it may be necessary for Consultant to consult with legal counsel to the Fund or independent legal counsel to the Fund’s independent trustees. The Fund agrees that legal fees incurred in consultations with legal counsel that are reasonably related to the Fund’s compliance program will remain the responsibility of the Fund.

2.	Trust PFO Services:

a.	Consultant shall name Mr. Soth Chin to serve as the Principal Financial Officer (“PFO”) of the Fund to assist the Fund in meeting its financial reporting and related obligations under the Investment Company Act of 1940, as amended.

b.	The PFO shall coordinate with the Fund’s administrator, accountant, custodian, and auditors on accounting and financial reporting matters, including the preparation and filing of the Fund’s periodic reports and financial statements with the Securities and Exchange Commission (“SEC”).

c.	The PFO shall attend meetings of the Board, including Audit Committee meetings as applicable, and shall provide financial updates, certifications, or other information reasonably requested by the Board in connection with its oversight of the Fund’s financial reporting and accounting processes.

d.	The Fund hereby appoints Consultant to perform the services outlined above, along with the additional services described in Exhibit B attached hereto, and any other services requested by the Board from time to time (the “PFO Services”)

e.	Consultant accepts such appointment and agrees to render the PFO Services for the compensation herein provided, subject to the direction and control of the Fund and its management and the Board. The duties of Consultant shall be confined to those expressly set forth herein, as deemed reasonably necessary by the Board, and no implied duties are assumed by or may be asserted against Consultant hereunder. Consultant will perform all PFO Services: (a) that are required, in Consultant’s reasonable determination and upon prior notice to (and approval from) the Board, to adequately implement and maintain the Fund’s financial reporting processes in accordance with applicable provisions of the 1940 Act, or (b) as directed by the Board, or directed by a Service Provider and approved by the Board.

f.	The Board shall direct each Service Provider to cooperate with Consultant and to provide Consultant with such information, documents and advice as necessary and/or appropriate or as requested by Consultant, in order to enable Consultant to perform its duties hereunder. In connection with its duties hereunder, Consultant shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to Consultant by an officer or trustee of the Fund or by any executive officer of the Service Providers. Consultant shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Consultant shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund or any Service Provider until receipt of written notice thereof. At the reasonable request of Consultant, the Fund and each of its Service Providers will certify periodically as to certain matters relating to financial reporting obligations. The Fund agrees that successful completion of the PFO Services described in this Agreement by Consultant will require the active participation and timely response by the Fund and the Service Providers to requests of Consultant.

g.	Notwithstanding the appointment described herein, the Fund has and retains responsibility for all financial reporting and accounting matters relating to the Fund, including but not limited to compliance with all applicable provisions of the 1940 Act.

Additionally, the Fund acknowledges and agrees that each Service Provider has and retains responsibility for its own obligations under applicable laws.

h.	The Fund acknowledges and agrees that, from time to time, it may be necessary for Consultant to consult with legal counsel to the Fund or independent legal counsel to the Fund’s independent trustees. The Fund agrees that legal fees incurred in consultations with legal counsel that are reasonably related to the Fund’s financial reporting obligations will remain the responsibility of the Fund.

3.       Compensation.

a.	For performing the Services, the Fund shall pay Consultant an annual fee in accordance with Exhibit C attached hereto. Such fee shall be payable on a monthly basis in advance.

4.       Limitation of Liability/Indemnification

a.	Any natural person designated as CCO and PFO of the Fund shall be considered an officer of the Fund and, in such capacity, will be subject to such exculpation and indemnification provisions afforded to such person pursuant to the Fund’s governing documents.

b.	For the term of this Agreement, the Fund shall maintain a D&O/E&O policy that includes the natural person designated as CCO and PFO of the Fund as a covered party.

c.	The Fund shall indemnify and hold Consultant harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses, and liability arising out of or attributable to the Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, gross negligence or willful misconduct with respect to the Fund's performance under or in connection with this Agreement. Consultant shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of Consultant, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties. The Fund shall hold Consultant harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Fund or for any action reasonably taken or omitted in good faith reliance on such information.

d.	Consultant shall indemnify and hold the Fund and each Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to Consultant's refusal or failure to comply with the terms of this Agreement, or which arise out of Consultant’s lack of good faith, gross negligence or willful misconduct with respect to Consultant's performance under or in connection with this Agreement.

e.	Except to the extent that Consultant may be liable pursuant to this Section 3, Consultant shall not be liable for any action taken or failure to act in good faith in reliance upon:

i.	advice of the Fund or of counsel to the Fund;

ii.	any written instruction or certified copy of any resolution of the Board, and Consultant may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by Consultant to have been validly executed; or

iii.	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other documents reasonably believed in good faith by Consultant to be genuine and to have been signed or presented by the Fund or other proper party or parties.

Consultant shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Consultant reasonably believes in good faith to be genuine.

f.	Consultant shall not be liable for the errors of other Service Providers to the Fund and errors in the information provided by an investment adviser or custodian to the Fund; except or unless any Consultant action or inaction is a direct or proximate cause of the error.

g.	In the event that Consultant is requested, pursuant to a subpoena or other legal processes, to provide testimony or produce documents relating to its engagement under this Agreement in judicial or administrative proceedings to which Consult is not a party, Consultant shall promptly notify the Fund and shall be reimbursed by the Fund at standard billing rates for Consultant's professional time and expenses, including reasonable attorney’s fees incurred responding to such request.

5.	Insurance. The Fund hereby represents that it maintains insurance coverage for the Fund, including a fidelity bond as required by Rule 17g-1 under the 1940 Act, commercially reasonable errors and omissions, directors and officers, and professional liability insurance. The designated CCO and PFO services provided by Consultant will, in his capacity as an officer of the Fund, be an insured person under all such insurance policies and bonds. The Fund further agrees to furnish details of such coverage to Consultant upon its request, including a copy of the policy, the identity of the carrier, coverage levels, and deductible amounts. The Fund will notify Consultant of any modification, reduction or cancellation of such coverage or of any material claims made against such coverage.

6.	Termination.

a.	The provisions of this Agreement shall be effective on the date first above written. This Agreement shall remain in effect for a period of two years from the date of its effectiveness (the “Initial Term”) and shall continue in force for successive one-year terms (each, a “Renewal Term”) unless otherwise terminated as provided herein. Either party may terminate this Agreement at the end of the Initial Term, or at the end of any subsequent Renewal Term, by giving the other party at least 60 days’ prior written notice of such termination specifying the date fixed therefor; provided that this Agreement shall terminate immediately upon the death or incapacitation of the person named as both the CCO and PFO. In the event the individual serving as either CCO or PFO resigns, becomes incapacitated, or is removed by the Board, such event shall not in and of itself terminate this Agreement with respect to the other role, and the Consultant and the Fund shall work in good faith to designate a successor acceptable to the Board. This Agreement shall also terminate in the event of the Fund’s termination, dissolution, or deregistration. Notwithstanding the foregoing, the Fund may terminate this Agreement at any time, with the approval of the Board, to the extent that the Board determines in its business judgment that continued engagement of Consultant would have an adverse effect on the Fund’s compliance program or financial reporting processes.

b.	Consultant may immediately terminate this Agreement in the event that Consultant reasonably determines that (a) a Service Provider appointed after the Effective Date hereof would have a material adverse effect on the Fund’s compliance program or financial reporting processes, or (b) an Adviser, the Fund, or any Service Provider takes action (or fails to take action) that would have a material adverse effect on the Fund’s compliance program or financial reporting processes. Consultant shall cooperate with the Fund to ensure an effective transition to a successor service provider to minimize disruption to the Fund.

c.	If this Agreement is terminated with respect to a Fund or Funds, Consultant shall be entitled to collect from the Fund the amount of all of Consultant's reasonable labor charges and cash disbursements for services in connection with activities in effecting such termination, including without limitation, the labor costs and expenses associated with the delivery of any compliance or financial records of each such Fund from its computer systems, and the delivery to the Fund and/or its designees of related records, instruments, and documents, or any copies thereof.

7.	Non-Exclusivity. The services of the Consultant hereunder are not deemed to be exclusive. Consultant may render such services and any other services to others.

8.	Amendment. No provision of this Agreement may be amended, waived, discharged, or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge, or termination is sought.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Virginia without regard to the choice of law provisions thereof.

10.	Miscellaneous. The captions in this Agreement are included for the convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Fit Compliance, LLC

By:
Name:	Sothara Chin
Title:	Managing Partner

VEGASHARES ETF TRUST

By:
Name:	Adam Stempel
Title:	President

Exhibit A

Description of Compliance Services

Consultant shall make available Mr. Soth Chin, a qualified person who is competent and knowledgeable regarding the federal securities laws, to act as the CCO of the Fund. The Board of Trustees shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.

Services:

a.	Serve as the Trust Chief Compliance Officer;

b.	Draft, maintain, and implement the Compliance Manual and related policies and procedures;

c.	Quarterly and Annual Board reporting of material compliance issues;

d.	Attend 4 Board meetings per year, but more frequent may be required by special events or circumstances requiring immediate attention;

e.	If requested by the Board, meet separately in person with the Fund’s independent directors;

f.	Distribute the compliance manual and obtain applicable certifications;

g.	Conduct the annual compliance review as required by Rule 38a-1;

h.	Maintain a regulatory compliance calendar;

i.	Perform an onsite due diligence review of each Adviser, Sub-Adviser, and major service provider at least once every 24 months and perform telephone due diligence in the off years;

j.	Assist in overseeing Code of Ethics procedures;

k.	Provide real-time advice and guidance to management or the Board with respect to compliance and regulatory inquiries;

l.	Provide compliance support to the Fund with respect to regulatory examinations, inspections, inquiries, and issues and cooperate with the Fund in responding to any regulatory inspection by or information request from the SEC Staff or any other regulatory authority;

m.	Respond to requests for assistance and otherwise cooperate with legal counsels to the Fund and independent trustees; and

n.	Serve as the Anti-Money Laundering Compliance Officer (“AMLCO”) pursuant to the Fund’s Anti-Money Laundering Program adopted under the Bank Secrecy Act, the USA PATRIOT Act, and applicable FINRA and SEC rules.

Exhibit B

Description of PFO Services

Consultant shall make available Mr. Soth Chin, or another qualified person acceptable to the Board, to act as the Principal Financial Officer (“PFO”) of the Fund. The Board of Trustees shall make all decisions regarding the designation and termination of the PFO and shall review and approve the compensation of the PFO.

Services:

•	Serve as the Fund’s Principal Financial Officer.

•	Oversee the preparation, review, and filing of the Fund’s financial statements and periodic reports with the Securities and Exchange Commission (“SEC”), including Forms N-CSR, N-CEN, N-PORT, and N-PX.

•	Coordinate with the Fund administrator, fund accountant, custodian, and auditors regarding accounting, financial reporting, and audit matters.

•	Review and, where required, execute certifications relating to the Fund’s financial statements and regulatory filings.

•	Attend Board and Audit Committee meetings, as requested, and provide financial updates or certifications to support the Board’s oversight of the Fund’s financial reporting process.

•	Assist the Board in reviewing and overseeing the Fund’s budget, expenses, and allocations, in consultation with the Fund administrator.

•	Provide support in connection with the annual audit, including review of financial statement drafts, auditor communications, and related Board reporting.

•	Maintain a financial reporting calendar to ensure timely completion and submission of required filings.

•	Serve as liaison to the Board and independent trustees on matters involving the Fund’s financial statements, accounting policies, and audit results.

•	Provide financial officer support in connection with regulatory examinations, inspections, inquiries, or issues, and cooperate with the Fund in responding to such matters.

•	Perform such other duties as may be reasonably requested by the Board in connection with the Trust’s financial reporting obligations.

•	Review ASC 820 designations for securities (Level 1/2/3)

•	Oversight of fair valuation processes under Rule 2a-5.

•	Review of fund distributions (income and capital gains) and related tax reporting items.

Exhibit C

Fees and Expenses

1) Base Fee

Outsourced CCO Fees

Net assets of fund(s) at the beginning of the quarter:

AUM	FEE
$0 - $500 million	$2,250 + $100 per Fund/mo.
$500 to $1 billion	$2,650 + $100 per Fund/mo.
$1 billion to $2 billion	$3130 + $100 per Fund/mo.
$2 billion to $3 billion	$3,700 + $100 per Fund/mo.
$3 billion to $4 billion	$4,390 + $100 per Fund/mo.
Over $4 billion	$5,750 + $100 per Fund/mo.

AML CCO Services Fee

•	$500 per month, $6,000 annually.

PFO Services Fee

•	$30,000 annually for the first ETF series of the Trust; and
•	$3,000 annually for each additional ETF series of the Trust.

Billing and Payment

•	All CCO and PFO service fees shall be billed together on a single monthly invoice, payable in advance.
•	The invoice will clearly break out the portion attributable to CCO services and PFO services for transparency.

Reasonable expenses incurred in connection with the Fund business, including, but not limited to, travel and meals, telephone calls, photocopying, binding, and shipping of compliance materials, will be billed to the Fund. The Fund agrees to reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the services provided to the Fund pursuant to this Agreement. An invoice detailing these out-of-pocket expenses will be submitted to the Fund at the end of each month and will be payable by the Fund upon receipt.

Additional Compliance Requirements: In the event that Consultant is required to provide services outside the ordinary scope of this Agreement due to circumstances, including but not limited to regulatory audits, investigations, inquiries, or unforeseen compliance needs, the Fund agrees to compensate Consultant for such services at the rate of $150 per hour for professional time, plus reimbursement for reasonable out-of-pocket expenses incurred.

Billing and Payment: Consultant shall invoice the Fund for such additional services on a monthly basis, detailing the nature of the services provided, hours worked, and associated expenses. Payment of such invoices shall be due within 15 days of receipt.

Regulatory Testimony or Document Production: If Consultant is required to respond to subpoenas, depositions, or other legal or regulatory processes relating to the Fund’s compliance program, the Fund agrees to reimburse Consultant at the rate specified above for professional time, as well as any reasonable legal fees or expenses incurred in connection with such responses.

No Limitation on Ordinary Services: This provision is not intended to limit or replace any compensation owed to Consultant under the standard annual fee arrangement outlined in Exhibit C of this Agreement.